Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES JANUARY & FISCAL YEAR 2005 SALES RESULTS

HUDSON, OH – February 3, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer, reported today that January net sales increased 7.4% to $135.7 million versus $126.3 million in the same period last year. January same-store sales increased 6.6% compared to a same-store sales increase of 10.3% last year.

For the fourth quarter, net sales increased 6.4% to $588.1 million from $552.6 million in the prior year. Same-store sales increased 4.3% for the quarter, versus a same-store sales increase of 4.5% in the fourth quarter of last year.

Net sales for the fiscal year ended January 29, 2005 increased 4.5% to $1.812 billion from $1.734 billion in the prior year. Fiscal year 2005 same-store sales increased 3.2% versus a same-store sales increase of 3.6% in the prior year.

Fiscal 2005 Outlook

The Company is reaffirming its full year earnings guidance of $2.05 to $2.15 per diluted share, which was previously announced on November 15, 2004.

Not included in the earnings guidance for the full year is a first quarter pre-tax charge of $4.2 million, pertaining to costs related to the completion of certain debt financing initiatives.

Year-end Conference Call

The Company will report its fourth-quarter and full year fiscal 2005 results on March 7, 2005. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time. In addition to a discussion of the Company’s fiscal year 2005 results, management will provide further detail into its outlook for fiscal year 2006 on the conference call. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 737 Jo-Ann Fabrics and Crafts traditional stores and 114 Jo-Ann superstores. The Company plans to open 40 superstores in fiscal year 2006.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.